UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OUSTER, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 17, 2026

This proxy statement supplement (this “Supplement”), dated May 15, 2026, supplements and amends the proxy statement filed with the Securities and Exchange Commission on April 28, 2026 (the “Proxy Statement”) relating to the proxies being solicited by the Board of Directors (the “Board”) of Ouster, Inc., a Delaware corporation (the “Company” and “we,” “us” or “our”), in connection with our 2026 Annual Meeting of Stockholders to be held on Wednesday, June 17, 2026. This Supplement should be read together with the Proxy Statement. Other than as set forth below, no changes have been made to the Proxy Statement.

Engagement of Proxy Solicitor

We have engaged Alliance Advisors, LLC, an independent proxy solicitation firm, to assist in soliciting proxies on our behalf. The Company has agreed to pay a fee of $10,000, plus costs and expenses, for these and related services.

Expenses and Manner of Solicitation

As noted in the Proxy Statement, the Company will bear the expense of soliciting proxies by the Board. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by the brokers, nominees, custodians and other fiduciaries. We will reimburse these persons for their reasonable expenses in connection with these activities.